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                        American Asset Allocation Trust
                  American Blue Chip Income and Growth Trust
                              American Bond Trust
                  American Global Small Capitalization Trust
                         American Global Growth Trust
                         American Growth-Income Trust
                             American Growth Trust
                          American High-Income Trust
                         American International Trust
                           American New World TRUST
                All American Fund Portfolios (as defined below)

                       SHAREHOLDER INFORMATION AGREEMENT

   This Agreement is effective as of April 16, 2007, or such other compliance effective date mandated by Rule 22c-2 under the Investment Company Act of 1940 ("RULE 22C-2"), whichever shall last occur, by and among JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A), ("John Hancock USA"), JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK, ("John Hancock New York"), JOHN HANCOCK LIFE INSURANCE COMPANY ("John Hancock") and JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY ("John Hancock Life"), each on behalf of itself and its variable annuity, variable group annuity and variable life insurance separate accounts as listed in Appendix A (each an "Account;" collectively, the "Accounts") (John Hancock USA, John Hancock New York, John Hancock and John Hancock Life and each of its Accounts are each referred to herein as an "INTERMEDIARY" and collectively as the "INTERMEDIARIES"), and JOHN HANCOCK TRUST, a business trust organized under the laws of the Commonwealth of Massachusetts (THE "TRUST") on behalf of each of its series listed below and any series of the Trust that may be registered in the future that is a feeder fund for any portfolio of the American Fund Insurance Series (an "American Fund Portfolio").

   WHEREAS, the Trust has designated John Hancock Distributors, LLC, its principal underwriter, as its agent ("FUND AGENT") for purposes of compliance with Rule 22c-2; and

   WHEREAS, the Intermediaries facilitate trading for Shareholders investing indirectly in one or more of series of the Trust;

   WHEREAS, Rule 22c-2 requires Fund Agent or the Trust to enter into an agreement with each financial intermediary in accordance with Rule 22c-2; and

   WHEREAS, Fund Agent has identified each Intermediary as a "financial intermediary" as that term is defined by Rule 22c-2.

   NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the Trust and each Intermediary agree as follows:

   1. DEFINITIONS

       A. The term "FUND" includes the Fund Agent and the Trust. The term does not include any money market fund.

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       B. The term "SHARES" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Trust that are held by an Intermediary.

       C. For insurance companies, the term "SHAREHOLDER" means the holder of interests in a variable annuity contract, variable group annuity contract or variable life insurance contract issued by an Intermediary.

       D. The term "WRITTEN" includes electronic writing and facsimile transmissions.

   2. AGREEMENT TO PROVIDE INFORMATION. Each Intermediary agrees to provide the Fund, upon written request by the Fund or its agent, the taxpayer identification number, of all Shareholders that purchased, redeemed, transferred, or exchanged Shares held through an account with the Intermediary during the period covered by the request, and the amount and dates of such Shareholder purchases, redemptions, transfers, and exchanges. The Fund acknowledges and agrees that the Intermediary will only provide such information regarding a Shareholder that the Intermediary and any indirect intermediary are permitted to provide without Shareholder consent under applicable laws, rules, and regulations. If the Intermediary or any indirect intermediary is required by law to obtain Shareholder consent in order to provide such information to the Fund, the Intermediary will use reasonable efforts to obtain such consent. In the event Intermediary is unable to obtain such consent, after reasonable efforts, then to the extent directed by the Fund, the Intermediary will block the Shareholder account from further purchases of Fund shares.

       A. PERIOD COVERED BY REQUEST. Requests must set forth a specific period for which transaction information is sought, which will generally not exceed ninety (90) calendar days of transaction information. Each request must be in writing, and a separate request must be made for each specific period for which transaction information is sought. The Fund will not request transaction information more often than quarterly, and shall not request transaction information that is older than twelve (12) months from the date of the request, unless the Fund deems it necessary to investigate potentially harmful market timing, frequent trading, or other practices related to the dilution of the value of the Shares.

       B. FORM AND TIMING OF RESPONSE. The Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee not later than ten (10) business days after receipt of a request, or as mutually agreed upon by the parties. If the requested information is not on the Intermediary's books and records, the Intermediary agrees, within the time period designated above, to: (i) provide or arrange to provide to the Fund the required information from Shareholders who hold an account with an indirect intermediary, (ii) obtain assurances from the indirect intermediary that the requested information will be provided directly to the Fund promptly, or
(iii) if directed by the Fund, advise the indirect intermediary that henceforth the Intermediary will not accept instructions from such indirect intermediary as to purchases and exchanges of Shares indirectly through the account of the Intermediary unless such instructions are sent by regular U.S. mail. In such instances, the Intermediary agrees to inform the Fund whether it plans to perform (i), (ii), or (iii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information

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provided to the Fund should be consistent with the NSCC Standardized Data
Reporting Format. For purposes of this provision, an "indirect intermediary" means any person that holds Shares through an Intermediary that is itself a "financial intermediary" as defined by Rule 22c-2.

       C. LIMITATIONS ON USE OF INFORMATION. The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or for any purpose not permitted under the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

   3. AGREEMENT TO ENFORCE SHORT-TERM TRADING POLICY. Each Intermediary has established the short-term trading policy attached hereto as Appendix B (the "Short-Term Trading Policy") and agrees to enforce the Short-Term Trading Policy during the term of this Agreement. The Short-Term Trading Policy may be amended from time to time and unless otherwise specifically requested by the Fund, the Intermediaries do not intend to update Appendix B of the Agreement upon such amendment

   4. AGREEMENT TO RESTRICT TRADING. During the term of this Agreement the Intermediary agrees that it shall enforce the Short-Term Trading Policy with respect to Shareholders. Where a Shareholder has been identified by the Fund as having engaged in potentially harmful market timing or frequent trading, then the Intermediary shall advise such Shareholder that the Intermediary is imposing additional trading restrictions on the Shareholder's transactions in the Intermediary's Account as permitted under the Short-Term Trading Policy, that may include advising the Shareholder that henceforth the Intermediary will not accept instructions from such Shareholder as to purchases or exchanges of Shares indirectly through the Intermediary's Account, unless such instructions are sent to the Intermediary by regular U.S. mail.

       A. FORM OF INSTRUCTIONS. Instructions must include the TIN, if known, and the specific instructions as to the Shareholders who are to be advised by the Intermediary of additional trading restrictions, including advising that henceforth such Shareholder's instructions for purchases and exchanges must be sent by regular U.S. mail. If the TIN is not known, the instructions must include an identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

       B. TIMING OF RESPONSE. The Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary, or as mutually agreed upon by the parties.

       C. CONFIRMATION BY THE INTERMEDIARY. The Intermediary must provide written confirmation to the Fund that instructions have been executed. The Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed, or as mutually agreed upon by the parties.

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   IN WITNESS WHEREOF, the Trust and each Intermediary have executed and delivered this Agreement as of the date first written above.

JOHN HANCOCK TRUST
On behalf of its following series and any American Fund Portfolio that May be Registered in the Future

American Asset Allocation Trust
American Blue Chip Income and Growth Trust American Bond Trust
American Global Small Capitalization Trust American Global Growth Trust American Growth-Income Trust
American Growth Trust
American High-Income Trust
American International Trust
American New World Trust

By:  /s/ Keith F. Hartstein
     ------------------------------------
     Name:  Keith F. Hartstein,
     Title: President

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)
(on behalf of itself and its Accounts)

By:  /s/ James R. Boyle
     ------------------------------------
     Name:  James R. Boyle
     Title: Executive Vice President, U.S.
            Insurance

JOHN HANCOCK LIFE INSURANCE COMPANY OF NEW YORK
(on behalf of itself and its Accounts)

By:  /s/ James R. Boyle
     ------------------------------------
     Name:  James R. Boyle
     Title: Title: Executive Vice President,
            U.S. Insurance

JOHN HANCOCK LIFE INSURANCE COMPANY
(on behalf of itself and its Accounts)

By:  /s/ James R. Boyle
     ------------------------------------
     Name:  James R. Boyle
     Title: Executivevice President

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY
(on behalf of itself and its Accounts)

By:  /s/ James R.Boyle
     ------------------------------------
     Name:  James R. Boyle
     Title: President

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                                  APPENDIX A

SEPARATE ACCOUNTS OF JOHN HANCOCK USA, JOHN HANCOCK NEW YORK, JOHN HANCOCK AND
                               JOHN HANCOCK LIFE

John Hancock USA
   Separate Account A
   Separate Account H
   Separate Account N

John Hancock New York
   Separate Account A
   Separate Account B

John Hancock
   Variable Annuity Account H
   Variable Annuity Account U
   Variable Annuity Account I
   Variable Annuity Account V
   Separate Account UV

John Hancock Life
   Variable Annuity Account I
   Variable Annuity Account JF
   Variable Annuity Account V
   Separate Account S
   Separate Account U
   Separate Account V


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                                  APPENDIX B

                SHORT-TERM TRADING POLICY FOR EACH INTERMEDIARY

1. In order to deter market timing, each Intermediary restricts transfers to two per month per insurance contract or qualified plan participant. (For purposes of this restriction, all transfers made by a contract owner/participant during the period from the opening of trading each day the net asset value of the shares are determined (usually 9 a.m.) to the close of trading that day (the close of day-time trading of the New York Stock Exchange (usually 4 p.m.)) are considered one transfer.) Contract owners/participants may, however, transfer to the Money Market Trust of the Fund even if the two transfer per month limit has been reached if 100% of the assets in the variable investment option are transferred to the Money Market Trust. If such a transfer to the Money Market Trust is made, for a 30 day period after such transfer, no subsequent transfers from the Money Market Trust to another portfolio of the Fund may be made. (Certain group annuity contracts owned by qualified plans use the John Hancock Stable Value Fund instead of the Money Market Trust. Participants in those plans may make such a transfers to the John Hancock Stable Value Fund subject to the same conditions.) In certain contracts or plans, certain transfer are excluded from this policy as described below. Special provisions apply to corporate owned life insurance policies as noted below.

   Corporate Owned Life Insurance Policies. In lieu of the restrictions above, each Intermediary restricts corporate owned life insurance policy owners as follows:

   corporate owned life insurance policy owners may rebalance the investment options in their policies within the following limits: (i) during the 10 calendar day period after any policy values are transferred from one investment account into a second investment account, the values can only be transferred out of the second investment account if they are transferred into the Money Market B investment account; and (ii) any policy values that would otherwise not be transferable by application of the 10 day limit described above and that are transferred into the Money Market B investment account may not be transferred out of the Money Market B investment account into any other accounts (fixed or investment) for 30 calendar days.

2. In addition to the above, if any Intermediary determines, in its sole discretion, that any exchange may disrupt or be potentially disruptive to an Account or sub-account, it reserves the right to impose additional restrictions, as permitted under the Variable Contract, including, but not limited to, the following:

    a. restricting the number of exchanges made during a defined period;

    b. restricting the dollar amount of exchange;

    c. restricting the method used to submit requests for purchases and exchanges (e.g.


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       requiring purchase and exchange requests to be submitted in writing via regular U.S. mail); and,

    d. restricting exchanges into and out of certain separate accounts and sub-accounts,

3. Certain transactions, including, but not limited to, the following, shall not be subject to the restrictions of the above short-term trading policy:

    a. purchases of Shares as a result of plan Participant payroll or employer contributions or loan repayments;

    b. distributions, loans, and in-service withdrawals from a qualified retirement plan;

    c. redemptions or transfers of Shares as a result of a qualified plan termination or at the direction of a qualified plan;

    d. purchases of Shares by reinvestment of dividends or capital gains distributions, as applicable;

    e. transfers or rollovers in a qualified plan;

    f. conversions of Shares within one sub-account due to a movement from one share class to another in the Fund; and

    g. redemptions of Shares to pay underlying mutual fund, separate account, or sub-account fees, or plan-level fees.

    h. transfers pursuant to automated or pre-established programs

    i. transfers made within a prescribed period before and after a substitution of underlying funds in an insurer's separate account.

    j. transfers made during an annuity contract's payout phase.

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